                                                                EXHIBIT 10.7



                                  AMENDMENT TO
                              WORLD TRAVEL PAYMENT
                  TRAVEL AGENCY COMMISSION SETTLEMENT PROGRAM
                            CLIENT SERVICE AGREEMENT


         This Amendment to the World Travel Payment Travel Agency Commission Settlement Program Client Service Agreement dated as of June 19, 1993 ("Amendment") between THE HOTEL CLEARING CORPORATION ("Client") and CITIBANK, N.A. (NEW YORK) ("Citibank").

                                  WITNESSETH:


         WHEREAS, Citibank and Client entered into a WORLD TRAVEL PAYMENT TRAVEL AGENCY COMMISSION SETTLEMENT PROGRAM CLIENT SERVICE AGREEMENT dated December 9, 1991 (the "Service Agreement"); and

         WHEREAS, certain hotel organizations that comprise the stockholders of Client (collectively, the "Members") provide information to Client regarding commission payments owed by the Members to travel industry suppliers outside of the United States ("Non-domestic Payments") under the Members' individual agreements with Client; and

         WHEREAS, Client in turn transmits Member-provided information to Citibank for processing through its Travel Agency Commission Settlement Program (the "Program"); and

         WHEREAS, Client and Citibank desire to expand the scope of transactions governed by the terms of the Service Agreement and make certain other changes to the Service Agreement; and

         WHEREAS, in exchange for such changes to the Service Agreement, Citibank is willing to make certain financial accommodations to Client, provided that the Members enter into agreements with Citibank requiring minimum levels of processing activity with respect to commission payments to travel suppliers located within the United States ("Domestic Payments") to be supplied by the Members ("Member Minimum Volume") to Citibank through Client (collectively, the "Member Volume Agreements").

         NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree that the Service Agreement is amended as follows:

         1. Definitions. For purposes of this Amendment, the following definitions shall apply:

                 (a) "HCC Minimum Volume" shall mean the minimum annual volume of domestic Chargeable Transactions required to be transmitted by Client to Citibank for processing pursuant to the Service Agreement and this Amendment as provided in Schedule A.

                 (b) "HCC Deficit" shall mean the negative difference, if any, between the HCC Minimum Volume and the actual number of domestic Chargeable Transactions transmitted by Client to Citibank for processing pursuant to the Service Agreement and this Amendment.

                 (c) "Member Deficit" shall mean the negative difference, if any, between the Member Minimum Volume and the actual number of domestic Chargeable Transactions transmitted by any Member through Client for processing pursuant to the Service Agreement and this Amendment.

         (d) "HCC Deficit Payment" shall mean the amount to be paid or paid by Client to Citibank, in the event of an HCC Deficit, being equal to the HCC Deficit multiplied by US sixteen cents (US $.16).

         (e) "Member Deficit Payment" shall mean the amount to be paid or paid by Member to Citibank, in the event of a Member Deficit, being equal to the Member Deficit multiplied by US sixteen cents (US $.16).

         (f) "Other Service Programs" shall mean those agreements existing now or in the future between a Member and Citibank to process Domestic Payments.

2. Commitment Period. The Commitment Period under the Service Agreement is extended to December 31, 1998. Thereafter, the Commitment Period may be renewed as provided in Section 15(h) of the Service Agreement. During such Commitment Period and any renewal thereof, Client shall use Citibank as its exclusive vendor for the processing of Commission Payments to travel agents under contract with HCC, including both Domestic Payments and Non-domestic Payments.

3. Remittance. The Exhibit "A" attached hereto shall supersede the heretofore existing Exhibit "A" to the Service Agreement as of the date of this Amendment. As of the date of this Amendment, Client shall pay Citibank according to the terms of the attached Exhibit "A" for Domestic Payments and Non-domestic Payments for which information is transmitted on or after the date of this Amendment. Client shall pay Citibank according to the terms of Exhibit "A" in effect prior to the date of this Amendment for Non-domestic Payments for which information is transmitted prior to the date of this Amendment.

4. Special Services. Client may request, in writing, that Citibank perform special programming, system changes, enhancements, developments, customizations or special processing, provided, however, that Client shall be responsible for all developmental and processing costs associated with any such work. Client and Citibank shall negotiate in good faith and agree in writing upon the price, schedule, payment and other terms for such work, provided, however, that Citibank shall not be obligated to perform work that Citibank deems to be impracticable or not in the best interests of the Program.

5.       Minimum Volume.

         (a) The start date for purposes of determining the number of Chargeable Transactions to be processed by Citibank on behalf of Client and its Members shall be the earlier of the first day Citibank processes a Domestic Payment or November 1, 1993. Client agrees to meet the HCC Minimum Volume set forth on Exhibit "A" hereto. Citibank and HCC hereby agree to dedicate the personnel and time necessary to perform their respective obligations for timely implementation of the system to begin live processing of Domestic Payments no later than November 1, 1993. In the event of an HCC Deficit, Citibank shall give written notice to Client of the amount and itemization (including each Member Deficit and excess information) and shall permit Client thirty
         (30) days within which to make an HCC Deficit Payment. In the event Client shall fail to make the HCC Deficit Payment within thirty (30) days of Client's receipt of Citibank's notice of the HCC Deficit Payment due and accompanying information as provided herein, Citibank may proceed to exercise its rights pursuant to the Member Volume Agreements to obtain Member Deficit Payments. Client shall receive a credit against any HCC Deficit for fees received by Citibank from Members for Other Service Programs.


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
         (b) If Citibank collects Member Deficit Payments for any annual period that in the aggregate exceed the HCC Deficit, Citibank shall refund to HCC the excess amount. HCC's right to such refund shall not be transferable or assignable and shall terminate in the event of the corporate dissolution of HCC or HCC ceases doing business for any reason including, but not limited to, bankruptcy or insolvency, or a receiver or trustee is appointed to manage HCC's affairs, and such receiver or trustee is not discharged within sixty (60) days of appointment.

6. Form of Commission Payments. The existing text in Paragraph 5 of the Service Agreement is hereby designated as Paragraph 5(a) and the following is added as Paragraph 5(b) and Paragraph 5(c) respectively:

         (b) Notwithstanding the foregoing, all Domestic Payments and Non-domestic Payments in U.S. dollars, not sent by Electronic Transfer, will be sent by a corporate draft drawn on Citibank (for purposes of such U.S. dollar payments, the terms "Bank Check" or "Bank Checks" shall be deemed to refer to such corporate drafts, and the term "Drawee" shall be deemed to refer to Citibank).

         (c) In the event Client requests payment to be made by Electronic Transfer, such payments shall be made according to those Procedures (as defined in Paragraph 15(a) of this Agreement) detailing the processes, methods and practices designed to help ensure that transmissions, information, instructions, orders and requests for Electronic Transfers sent in the name of Client ("Electronic Transfer Instructions") are the authorized, unaltered and accurate Electronic Transfer Instructions of Client. The parties acknowledge certain inherent risks associated with transmitting Electronic Transfer Instructions. Client has reviewed the Procedures as they apply to Electronic Transfer Instructions and accepts them as appropriate. Provided Citibank has satisfied its obligations under the Procedures, Citibank may rely on such Electronic Transfer Instructions and shall not be responsible for the authorization, verification or accuracy of the information contained in an Electronic Transfer Instruction. In the event such Electronic Transfer Instruction contains errors or inaccuracies or requires changes to the extent not due to the negligence or willful misconduct of Citibank, Citibank shall have those remedies available to it as described in Paragraph 2 of this Agreement for Communications. For purposes of this Paragraph 5(c), the term "Citibank" shall include any of Citibank, N.A., its parent, subsidiaries, affiliates or branches providing services in connection with the Program.

7. Client Incentive. As an incentive to Client to reach the HCC Minimum Volume, Citibank shall make incentive payments to Client based on Domestic Payment processing volume according to the schedule attached hereto as Exhibit "B".

8. Citibank Incentive. As additional consideration for the benefits afforded HCC by this Amendment and the Service Agreement and Citibank's continued performance thereof, client shall pay to Citibank during the Commitment Period an amount equal to (i) 4.99% of the aggregate total of any dividend paid by Client to any Member or other stockholder of Client on or after the date of this Amendment and (ii) 4.99% of the aggregate total of any Participant Commissions (as defined in Client's unamended Participant Agreement with each of Client's common stockholders) paid on or after the date of this Amendment by Client to any Member or other stockholder. Client shall make this payment to Citibank prior to making any of the above-described payments to Members or stockholders.

9. Board Meetings. Citibank shall be entitled, but not obligated, to attend all meetings of Client's board of directors, and Client shall provide Citibank with complete copies of all board meeting minutes, commencing with the first board meeting after the execution of this Amendment. Client shall notify Citibank of all board meetings in the same manner as Client notifies Client's directors. Citibank's presence shall not be required for a quorum or other similar purposes.

10. Financial Accommodation. In exchange for the obligations and undertakings of Client under this Amendment, Citibank shall pay to Client the sum of Two Million U.S. Dollars (U.S.$2,000,000.00) not later than seven (7) business days after the execution of this Amendment by Client and the execution of Member Volume Agreements by all Members existing as of the date of this Amendment. In the event Citibank fails to make such payment, this Amendment shall be terminated and of no force or effect.

12. Miscellaneous. The terms used herein shaH have the same meaning as in the Service Agreement unless the context of this Amendment specifically requires otherwise. The Service Agreement is hereby revised to be consistent with this Amendment. Except as specifically amended hereby, the Service Agreement shall continue in full force and effect unchanged.

THE HOTEL CLEARING CORPORATION    CITIBANK, N.A. (NEW YORK)


By:/s/ JOHN F. DAVIS, III         By:
   ---------------------------       ---------------------------


Printed Name                      Printed Name
and Title: John F. Davis, III     and Title:
          --------------------              --------------------
           President
          --------------------              --------------------

                                  EXHIBIT "A"

This Exhibit contains certain specifications of the World Travel Payment Travel Agency Commission Settlement Program ("Program") which Citibank, N.A. (New
York) ("Citibank") will provide to The Hotel Clearing Corporation ("Client").

1.       Remitting Currency:      U.S. Dollars

2.       Payment Cycle:

         On or before the 13th business day after the end of the prior month's billing period, Client (or, in lieu of Client, any Member) shall remit via wire transfer to Citibank funds in the amount equal to the total monthly commission amount to be paid and Citibank shall at the option of each payee (where possible), initiate automated clearinghouse transactions, electronic funds transfers, or issuance of checks (in the form of checks written on a Citibank account and prepared by Citibank) on or before the 15th business day after the end of the prior month's billing period to each travel agent for the commission amount set forth in the statement. Also on or before such 15th business day Citibank shall remit via wire transfer to Client all fees due to Client as set forth on commission statements. This procedure and schedule shall be followed or as set forth in agreed-upon operating specifications.

3.       Fee Schedule - Non-domestic Payments:

         Client shall pay Citibank a Transaction Fee for each Chargeable Transaction processed by Citibank pursuant to this Agreement. Such Transaction Fee shall be the greater of (i) US $0.30 for each Chargeable Transaction or (ii) US $3.00 for each statement sent to a travel agency detailing the items to which the Commission Payment applies in accordance with the Procedures ("Settlement Statement"). For purposes of this calculation, a "Chargeable Transaction" shall refer to a hotel reservation for which a Commission Payment is due to a travel agency and which is reported on a Settlement Statement sent by Citibank to the travel agency pursuant to this Agreement, including any adjustments which result in a change in the amount of the Commission Payment. "Chargeable Transactions" shall not include No Shows, Cancellations or Non-Commissionable Stays, as such terms are defined in the Procedures. Client shall pay Transaction Fees with its remittance for the corresponding Commission Payments.

4.       Fee Schedule - Domestic Payments:

         Client shall pay Citibank fees for Domestic Payments per the following schedule:

         o       Payment Preparation Fee
                 (includes statement, forms, envelopes,
                 check stock and check preparation)                                 $.50/Payment

         o       Chargeable Transaction Charge                                      $.15/Transaction

                 For purposes of this calculation, a "Chargeable Transaction" shall refer to a hotel reservation for which a Commission Payment is due to a travel agency and which is reported on a Settlement Statement sent by Citibank to the travel agency pursuant to this Agreement, including any adjustments which result in a change in the amount of the Commission Payment. "Chargeable Transactions" shall not include
                 No Shows, Cancellations or Non-Commissionable Stays, as such terms are defined in the Procedures.
                 Client shall pay Transaction Fees with its remittance for the corresponding Commission Payments.

         o       Non-Chargeable Transaction Charge
                 (Non-Chargeable Transaction Ratio to

                 Total Transactions less than 50%)                                  No Charge

         o       Non-Chargeable Transaction Charge
                 (Non-Chargeable Transaction Ratio to
                 Total Transactions equal to or greater
                 than 50%)                                                          $.075/Transaction

         o       Mail Expenses                                                      At Cost

         o       EFT (ACH) Payments (with Payment Advice)                           $.25/Payment

         o       EFT (ACH) Payments (without Payment Advice)                        $.15/Payment

         o       Diskette Production                                                $10.00/Diskette

         o       Mail Inserts                                                       $4.00/Thousand Inserts

         o       Special Reports/Special Processing Runs

                 o        Test Market Module
                          -       Programming & Development                         $25,000
                          -       Processing Runs (each cycle)                      $ 1,000

                 o        Electronic Media Module
                          -       Programming & Development                         $18,000

                 o        Fee Billing Module
                          -       Programming & Development                         $30,000

                 o        VAT Tax Module
                          -       Programming & Development                         $15,000

                 o        Customer Service System Input Module
                          -       Programming & Development                         $17,000


5.       Method of Payment:                                                         ACH Debit to Client's Account

6.       Client Minimum Volumes:  11/1/93 to 10/31/94                               3,500,000 Chargeable Transactions
                                                   11/1/94 to 10/31/95              4,500,000 Chargeable Transactions
                                                   11/1/95 to 10/31/96              5,500,000 Chargeable Transactions
                                                   11/1/96 to 10/31/97              6,000,000 Chargeable Transactions
                                                   11/1/97 to 10/31/98              6,000,000 Chargeable Transactions

         Client's Initials                         Citibank's initials


         -------------------------                 -------------------------

                                  EXHIBIT "B"

INCENTIVE PAYMENTS:

         (a) Client shall pay to Citibank such fees and remittances as required by Exhibit "A."

         (b) Until this Agreement is terminated Citibank shall pay Client an incentive once per calendar quarter based upon Domestic Payments issued calculated as follows:

                 (i) Multiply Client's average daily ending balance during the prior calendar quarter, net of any applicable reserve requirements, processing fees and debits for Commission Payments presented for payment, of the funds paid by Client as detailed in the Agreement for such type of payment, times

                 (ii)        50%, times

                 (iii) the average (calculated by counting actual elapsed days) of the daily quoted three month U.S. Treasury Bill (Secondary Market) Rate during such quarter; provided, however, if such calculation results in a negative number, Client shall pay Citibank an amount equal to such number multiplied by -1, which amount shall be payable by way of set-off against subsequent incentive payments Citibank may owe Client under this Agreement, and if this Agreement is subsequently terminated or Client is no longer entitled to incentive payments under this Agreement before such amount can be fully paid, then the portion of such amount not then satisfied shall be payable by direct payment from Client promptly upon Citibank's invoice therefor. Should, on any particular day, Client's ending balance of funds paid by Client as detailed in the Agreement, net of any reserve requirements, handling fees and debits for Commission Payments, be a negative number, then Client shall pay Citibank, in addition to any amounts owed pursuant to the preceding sentence, an amount equal to such number multiplied by -1, divided by 365 and then multiplied by the base rate on corporate loans at large U.S. money center commercial banks, adjusted to a per-diem basis, as reported in the Wall Street Journal (or, if no longer provided therein, such financial publication that Citibank shall designate) on the day such payment was due and payable. Such amount shall be payable by direct payment from Client promptly upon Citibank's invoice therefor.

         (c) To qualify for an incentive payment, Client must maintain a minimum annualized volume of Domestic Payments of $40 million.


         Client Initials                           Citibank initials


         -------------------------                 -------------------------

                            WORLD TRAVEL PAYMENT(SM)
                  TRAVEL AGENCY COMMISSION SETTLEMENT PROGRAM
                            CLIENT SERVICE AGREEMENT

         This is an agreement dated December 9, 1991 ("Agreement") by and between THE HOTEL CLEARING CORPORATION ("Client"), a Corporation organized under the laws of Delaware with its central office at Suite 1910, 3811 Turtle Creek Boulevard, Dallas Texas 75219, and CITIBANK N.A. (NEW YORK) ("Citibank"), a national banking association with its central office at 399 Park Avenue, New York, New York 10043, U.S.A.

         1. Introduction. Citibank has developed a Travel Agency Commission Settlement Program (the "Program") under which Citibank has commission payments sent on behalf of travel suppliers (such payments are referred to collectively as the "Commission Payments") in amounts and made payable to such travel agencies located outside of the United States and its territories as the Program participant may elect. Client desires to participate in the Program and Citibank is willing to make such Program available to Client upon the terms and conditions set forth below. Therefore, for valuable consideration received, the parties agree as set forth in this Agreement.

         2. Communications. Citibank, Citicorp and its subsidiaries will rely upon the worksheets, information, communications, instructions, orders and requests (individually referred to as a "Communication") they receive from Client. Consequently, Client will be presumed conclusively to have properly authorized all such Communications and the persons supplying such Communications. Client agrees that Citibank will not be responsible for the verification and accuracy of the information contained in a Communication. Citibank, Citicorp or any of its subsidiaries may charge to Client and Client will pay upon demand, any cost incurred by any of them in good faith arising out of its reliance upon a Communication should such Communication contain errors or inaccuracies or require changes to the extent not due to the negligence or willful misconduct of Citibank, Citicorp or any of its subsidiaries. This charge will be in addition to any other rights or remedies Citibank, Citicorp or any of its subsidiaries may have under this Agreement, at law or in equity. Citibank, Citicorp and its subsidiaries' books and records will be prima facie evidence (subject to any party's right to rebut such evidence) of such Communication, unless one of them receives the Communication in sufficient time to act on it via tested telex or in a writing with the original signature of one of Client's officers in which case such telex or writing will be the evidence of the Communication.

         3.      Remittance.

                 (a) Client will pay Citibank for each Commission Payment Client instructs Citibank to send hereunder, plus the Transaction Fees associated with such Commission Payment as listed in the Client Profile (the "Profile") attached to this Agreement as Exhibit "A". Client will do this by (i) remitting to Citibank the total amount of such Commission Payment and Transaction Fees, (ii) making this payment in the Remitting Currency listed in the Profile, and (iii) having this payment sent to such accounts as Citibank may designate from time-to-time. Unless otherwise agreed in writing by Citibank, Client shall make each payment hereunder by an electronic wire transfer that provides Citibank with final settlement of good funds on the day Citibank receives the transfer. If, in Client's instructions to Citibank regarding such Commission Payment, Client has described the total amount of such Commission Payment in currencies other than the Remitting Currency, Client shall make its payment for such Commission Payment in the Remitting Currency equivalent at the exchange rates Citibank shall then determine for such payment. Commencing after the Adjustment Date set forth in the Profile, once each calendar year Citibank may adjust the Transaction Fees described in the Profile, which adjustment will become effective no sooner than ninety (90) days after Client's receipt of written notice of such adjustment.
         Increases in the





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
         Transaction Fees shall be limited as follows: (i) In the event of increases in bank charges, taxes, postage, telecommunication fees or other costs or expenses incurred by Citibank or assessed to Citibank by third parties in the course of performing services hereunder, the Transaction Fees shall be increased correspondingly, such increases to be in good faith and subject to verification by Client; (ii) increases in the Transaction Fees for any reason under the reasonable control of Citibank shall be limited to the percentage increase in the Consumer Price Index ("CPI") in the year of the Transaction Fee increase over the CPI for the prior year. For purposes of this Agreement, the applicable CPI shall be the Consumer Price Index, Chicago, Illinois /NY Indiana, all items, 1982-84=100, all urban consumers, as published by the Bureau of Labor Statistics of the United States government, or, if such CPI is no longer published, a substantially similar index for all metropolitan areas in the U.S. for the period in question.

                 (b) Client will reimburse Citibank for any bank charges, fees and taxes (excluding those taxes based on Citibank's net income and those charges and fees incurred as a result of Citibank, Citicorp or its subsidiaries' negligence or misconduct) imposed on Citibank, Citicorp or any of its subsidiaries in the course of its proper execution of the services to be provided hereunder for (i) any Commission Payment sent, stopped or recalled hereunder, or (ii) any remittance sent by Client, in the event such charges are enacted or initially imposed after the date of this Agreement (collectively, the "New Charges"). Citibank shall promptly notify Client of such New Charges and Client shall have thirty (30) days after the date of such notice to notify Citibank that it will not be responsible for the New Charges. Client's failure to so notify Citibank of its rejection of the New Charges shall be deemed Client's agreement to reimburse Citibank for New Charges incurred after Citibank's notice to Client. Citibank shall be responsible for any New Charges incurred prior to its notice to Client, provided, however, that Citibank may suspend the performance of any services that would result in imposition of the New Charges until the earlier of Client's notification of acceptance or the expiration of such thirty (30) day period. All amounts due to Citibank hereunder shall be payable to Citibank immediately upon Citibank's demand for payment.

                 (c) In the event the Client fails to make any payment as required in this Agreement, Citibank may, at its option and in addition to any other rights or remedies it may have, (i) stop payment on or recall any Commission Payment for which Client owes such payment or (ii) elect not to send or have sent out any further Commission Payments unless and until Client makes such payment. Citibank shall promptly notify Client should Citibank exercise any of its rights under this Paragraph 3(c).

         4. Commission Payment Currency. Citibank will have Commission Payments sent under this Agreement in the currency which Client has requested if it is then available under the Program or, if not then available, in a currency which is then available and which Citibank believes in good faith would be preferable to the Commission Payment's beneficiary. For each Commission Payment being sent in a currency other than the Remitting Currency, Citibank will determine the non-Remitting Currency equivalent of the amount of such Commission Payment by using exchange rates Citibank determines in good faith for such Commission Payment that day.

         5. Form of Commission Payments. The Commission Payments will be sent by bank check (individually referred to as a "Bank Check") drawn on Citibank branches, affiliates or correspondents (the branch or entity on which a Bank Check is drawn being a "Drawee"). However, at Client's option, Commission Payments will be sent by electronic transfer (individually referred to as an "Electronic Transfer") sent to a designated account at a depository financial institution (the "Receiving Bank"), but only to the extent Citibank has made Electronic Transfers available to Client under the Program. Citibank will determine, at its sole discretion using its professional skill and judgment, the form and format of each Bank Check and Electronic Transfer and will select the Citicorp subsidiary which will use its customary procedures to send each Bank Check and Electronic

Transfer in accordance with this Agreement. As of the date of this Agreement, the only form of Electronic Transfers available to the Client under the Program is ACH credit transfers.

         6. Sending Commission Payments. Citibank will cause the Commission Payments referred to in Paragraph 4 above to be sent in accordance with the Procedures and as Client has then instructed, provided: (a) such instruction, in the form of Commission Settlement Worksheets or as otherwise permitted by such Procedures, complies with all requirements of such Procedures, and (b) Citibank could confirm its receipt of payment for such Commission Payments in immediately available funds as required under this Agreement; but provided further that Citibank may elect to have any such Commission Payment sent even if part or all of the foregoing have not been satisfied. For purposes of this Agreement, a Commission Payment will be deemed sent when the applicable Citicorp subsidiary has completed, signed and mailed or otherwise sent out the applicable Bank check, or, in the case of an Electronic Transfer, when the applicable Citicorp subsidiary has transmitted instructions to a third party financial institution for the transfer or credit of funds, which, if properly executed, would electronically transfer such funds to the third parry financial institution.

         7.      Cancellations and Stop Payments.

                 (a) Client may cancel its instructions to Citibank to send a Commission Payment provided Citibank or its designated affiliate receives from Client notice of such cancellation in sufficient time for Citibank and its designated affiliate to act thereon prior to sending such Commission Payment. Citibank will then refund to Client any amounts (excluding those fees, charges and taxes payable by Client under Paragraph 3(b) above) Client paid to Citibank for such canceled Commission Payment, or apply such amounts towards payment of other Commission Payments as Client may direct.

                 (b) Should Client desire to cancel its instructions to send any Commission Payment by Electronic Transfer but Citibank or its designated affiliate fails to receive notice of such cancellation in sufficient time for it and its designated affiliate to act thereon prior to such Commission Payment being sent, Citibank shall refund Client's payment for such Commission Payment at Citibank's option only and then only when Citibank is in possession of the funds transferred or to be transferred by such Electronic Transfer and has received satisfactory confirmation of effective recall or cancellation of the Electronic Transfer.

                 (c) Citibank shall comply with Client's request or instruction to stop payment on any Commission Payment sent by Bank Check but only if (i) Citibank receives such request or instructions in sufficient time before such Bank Check is settled or presented for payment for Citibank, its designated affiliate and any applicable Drawee to act upon such request or instructions, (ii) such request including its from and format complies with the procedures and requirements set out in the Procedures referenced in Paragraph 15(a) below, (iii) such stop payment can be made in accordance with applicable laws and regulations, such Procedures, and the applicable Drawee's policies, procedures and requirements which are subject to change without notice from time-to-time, and (iv) Client provides Citibank, its designated affiliate and the applicable Drawee with such security as any of them may reasonably require.

                 (d) Citibank, Drawees and their affiliates shall treat each of Client's cancellation, recall or stop payment requests or instructions as continuing in effect unless and until Citibank receives Client's notice to rescind such request or instruction in sufficient time for Citibank and any applicable Drawee to act thereon. All notices to rescind, including its form and format, must comply with Citibank and the applicable Drawee or Receiving Bank's then current policies, procedures and requirements.

                 (e) All refunds for cancellations, recalls and stop payments shall be made at such exchange rate as Citibank shall then determine, less costs, charges and expenses payable by Client pursuant to Paragraph 3(b) above, and are subject to foreign currency regulations. Client shall repay to Citibank any credit Client may receive from Citibank in connection with any Commission Payment for which Client has requested a cancellation, recall or stop payment but which Citibank was unable to cancel, recall or stop payment on due to Client's misdescription of such Commission Payment.

         8. Laws and Regulations. The rights and obligations of the Client, Citibank, Citicorp and its subsidiaries under this Agreement are subject to and limited by all applicable local laws and regulations. Because these laws and regulations are subject to change without notice, Citibank, Citicorp and its subsidiaries do not make any representations with respect to such laws and regulations and Citibank cannot be liable to Client for any violation of such laws or regulations other than those violations which Citibank knowingly commits not in connection with a stop payment on a Bank Check effected pursuant to this Agreement. Notwithstanding the terms of Paragraph 6 above, neither Citibank nor the applicable Citicorp subsidiary will be required to send a Commission Payment or perform any actions that would be necessary to send such Commission Payment (a) if it would be impossible or impracticable to do so due to circumstances beyond it's control which could not have been reasonably or practicably prevented in the exercise of due care, or
(b) if it would cause a violation of any applicable law or regulation. Citibank will notify Client immediately if Citibank or the applicable Citicorp subsidiary will be unable to send such Commission Payment or perform any such action in a timely manner.

         9. Indemnity. Client will indemnify Citibank, Citicorp and its subsidiaries against and hold them harmless from any loss, liability or expense (including reasonable attorneys' fees) arising from (i) Citibank's request to stop payment on or recall a Commission Payment in connection with exercising its rights under Paragraph 3(c)(i) above, (ii) any action taken by any of them in good faith compliance with or reliance upon Client's instructions, applications, information or requests, or (iii) any claim which directly or indirectly arose out of any representation by Client to any third party which is inconsistent with the services to be provided by Citibank as set forth herein. Citibank will indemnify Client, its subsidiaries and affiliates against and hold them harmless from any loss, liability or expense (including reasonable attorneys' fees) arising from any claim which directly or indirectly arose out of any representation by Citibank to any third party which is inconsistent with the services to be provided by Citibank as set forth herein. However, in no event will either party hereto be liable to the other party for loss of good will or for special, indirect, incidental or consequential damages, regardless of whether any party has been advised of the possibility of such damages.

         10. Liability. Citibank, at its expense, will quickly and expeditiously correct any errors in the performance of its obligations hereunder to the extent due to its negligence or misconduct. Client will promptly notify Citibank of the error as soon as the error first comes to Client's attention. If Client makes the notification orally, Client must send a written confirmation to Citibank within five (5) days. If Client fails to provide notification as and when aforesaid, Citibank will correct such error as provided above but only to such extent as would have been necessary had Client properly provided such notification. However, neither Citibank nor any Citicorp subsidiary, will be responsible for any errors, delays, mutilations, interruption, loss or non-performance due to events beyond its direct control which could not have been reasonably or practicably prevented in the exercise of due care, or due to any compliance with local banking practices or the laws, rules and regulations of any industry association, convention, clearing house, jurisdiction or governmental authority.

         11. Trademarks; Advertising. Citibank will not use Client or any of its affiliates' names, trademarks or service marks without Client's prior written approval. Client will neither use the name, trademarks and service marks of Citicorp or any subsidiary of Citicorp nor advertise or promote the Program without Citibank's prior written approval. However, either party or any of their affiliates may use either party's name and address in any directory, listing, advertisement or promotional material to indicate in an accurate and non-misleading manner that Client has subscribed to the Program and is sending Commission Payments thereunder.

         12.     Termination.

                 (a) Upon completion of the Commitment Period described in Paragraph 15(h) below, Client may terminate this Agreement at any time for any reason upon ninety (90) days prior written notice to Citibank. Citibank may terminate this Agreement at any time for any reason upon ninety (90) days prior written notice to Client. In addition, Citibank may by notice immediately terminate this Agreement without further formality or judicial interference being required upon the occurrence of any of the following events: (1) any default by Client in any of its agreements with any of its lenders, (2) the Client becoming unable to pay its debts as and when they become due or (3) the commencement of any assignment for the benefit of creditors or any bankruptcy, liquidation, winding-up, reorganization or similar proceedings involving the Client. Either party may by notice to the other immediately terminate this Agreement without further formality or judicial interference being required should the other party substantially breach any one of its material obligations under this Agreement.

                 (b) Upon any termination of this Agreement, all sums due under this Agreement will be immediately due and payable without further notice or demand.

                 (c) Notwithstanding any such termination, the terms and conditions of Paragraphs 2, 3, 7-11, 12, 13 and 15(c)-(f) of this Agreement will survive such termination.

         13. Choice of Law and Jurisdiction. This Agreement and all documents, agreements and instruments related to this Agreement will be governed by and interpreted according to the laws of the State of New York, United States of America. Client, by this Agreement, submits to the non-exclusive jurisdiction of all courts within the State of New York. United States of America, waiving any objection which it then may have to the laying of venue of any action relating to this Agreement or any related document or instrument brought in such court. To the extent that the Client is located outside the United States of America and may have or acquire any sovereign immunity from the jurisdiction of any court or from any legal process, with respect to itself or its property, Client by this Agreement waives such immunity in respect of its obligations under this Agreement and all documents, agreements and instruments related thereto.

         14. Assignment. This Agreement will be binding upon and inure to the benefit of Client and Citibank, their respective successors and assigns. However, neither party may assign or transfer any of its rights or obligations under this Agreement without the other party's prior written consent, which consent will not be unreasonably withheld, except that Citibank may, at its sole discretion, at any time assign or transfer any or all of its rights, duties or obligations under this Agreement to its parent, an affiliate or subsidiary. In the event Citibank assigns and transfers any of its rights and obligations under this Agreement to its parent, an affiliate or subsidiary, then Client shall retain recourse to Citibank, and Citibank shall remain responsible to Client, for the exercise and performance of such rights and obligations so assigned and transferred as though such assignment and transfer had not occurred, unless and until Client gives its written consent to such assignment and transfer, which consent shall not be unreasonably withheld.

         15.     Miscellaneous Terms.

                 (a) Upon entering into this Agreement the parties hereto shall work together expeditiously and in good faith to prepare three mutually agreeable documents containing specifications, requirements, forms and other details which the parties deem necessary to facilitate the efficient day-to-day operation of the Program and communications between the parties respecting the Program. These documents are the HCC Cash Functional Specifications, the HCC Cash-Citicorp Interface Specifications and the World Travel Payment/HCC Procedures, and the final agreed-upon versions of these documents, as revised from time to time pursuant to the provisions of this Paragraph 15(a), are referred to in this Agreement collectively as the "Procedures". The parties will be bound by the provisions set forth in the Procedures. However, upon ninety (90) days prior written notice thereof to Client, Citibank may amend or modify the Procedures as it may deem in good faith to be reasonably necessary (i) in order to improve or enhance the services provided under the Program or (ii) to comply with all applicable local banking practices or the laws, rules and regulations of any banking industry association, convention, clearing house or of any jurisdiction of governmental authority. Any amendment or modification under (i) above shall be subject to Client's consent, which consent shall not unreasonably be withheld, provided, however, that Client shall have first made a determination, reasonably and in good faith, that such change will result in an increase in Client's costs for, or reduction in Client's benefits derived from, availing itself of the Program. Notwithstanding the foregoing, if the terms and conditions of this Agreement are inconsistent with those of the Procedures, those of this Agreement will control and the Procedures will be deemed modified to be consistent with this Agreement.

                 (b) Each party represents and warrants that (i) its exercise or performance of its rights or obligations under or by virtue of this Agreement will not violate any applicable law or regulation or any agreement to which it may now or hereafter be bound, and (ii) this Agreement represents valid obligations of such party and is fully enforceable against it according to its terms. Client acknowledges that it will use the Program only in connection with the payment of bona fide travel agency commissions.

                 (c) This Agreement and the Procedures embody the entire and only understanding of the parties with respect to the subject matter hereof, and any and all other proposals, agreements or other writings are superseded by this Agreement. If any provision of this Agreement or the Procedures are declared to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement and the Procedures will remain in full force and effect despite such declaration. This Agreement may not be amended except by a written amendment signed by the parties hereto. The section headings are for convenience and are not part of this Agreement.

                 (d) The failure or delay of either party to insist upon the performance of any term, covenant or condition of this Agreement or to exercise any right, remedy or privilege therein conferred, will not impair or be construed as waiving any of such terms, covenants, conditions, rights, remedies or privileges.

                 (e) Each party shall hold all non-public information it obtains in connection with the Program from the other party to this Agreement regarding such other party, whether obtained now or later, strictly confidential and shall not disclose such information to any third party without the other party's prior written consent, except as follows:

                 (i) Disclosures required by court order, court procedure, law or regulation, or any governmental department or agency.

                 (ii) Disclosures to Citibank's parent, or any of its affiliates, subsidiaries, correspondents, auditors, consultants, accountants or attorneys, provided such party agrees to hold such disclosed information on a strictly confidential basis and provided such disclosure is necessary in order for Citibank to comply with its obligations under this Agreement; or

                 (iii) Disclosures to a third party with respect to any individual Bank Check or Electronic Transfer, provided such third party already knows the serial number or other identifying number of such Bank Check or Electronic Transfer and such disclosure is necessary for Citibank to comply with its obligations under this Agreement.

         The sending of a Commission Statement in accordance with this Agreement shall not be deemed a violation of the provisions of this Paragraph 15(e).

                 (f) Any and all information provided by Client to Citibank relating to a Reservation Transaction (as hereinafter defined), derived therefrom, or any information in any manner used, created or arising out of a Reservation Transaction, including but not limited to, the name, address (all or part thereof), telephone number or other identifying code, of any travel agent, hotel or hotel reservation service, the name, address (all or part thereof), telephone number or other identifying code identifying or relating to any customer, person or entity for whom or by whom a reservation is made, room rates, commissions, destinations, length of stay, dates of stay, departure or arrival points and intermediate stops, volumes of reservations by hotel, travel agent, in the aggregate or otherwise, is and shall be the sole and exclusive property of Client and shall not be disclosed to any third party or used by Citibank, its employees, agents or representatives, or any of its affiliates, subsidiaries or parent without the express written consent of Client, except as required in connection with the performance of this Agreement, or as required by court order, court procedure, law or regulation or any governmental department or agency. A "Reservation Transaction" is an individual reservation at a hotel property. However, in no event shall any of the following be deemed to be information relating to a Reservation Transaction, derived therefrom, or any information in any manner used, created or arising out of a Reservation Transaction:

                 (i) Information which becomes publicly available through no fault of Citibank, or information derived or developed therefrom, or

                 (ii) Information Citibank lawfully obtains from any third party, or information derived or developed therefrom, or

                 (iii) Information already in the possession of Citibank, its parent or any of its subsidiaries or affiliates, or any information derived or developed therefrom, or

                 (iv) Any and all client lists, potential client lists and accounts not derived in whole or in part from or specifically included in any Reservation Transactions or not covered by sub-paragraphs
                             (i), (ii) or (iii) above, computer programs, software modules, programming capabilities, algorithms, processes, trade secrets, promotional techniques, books and records, financial and operating information, patents, trade marks, service marks, copyrights, inventions, improvements, ideas, discoveries, works of authorship, business practices and techniques and any other information, instruments and documents of any kind or nature whatsoever which is not derived in whole or in part from or specifically included in any Reservation Transaction or not covered by sub-paragraphs (i), (ii) or (iii) above, and which Citibank or its affiliates have developed or may develop in good faith for the purpose of providing the Program or any other World Travel Payment product or service whether provided to Client or to any other Citibank Client.

         Notwithstanding anything in this Agreement to the contrary, Citibank shall not be prevented from using the number of transactions or the amount of Transaction Fees for the purposes of analyzing or reporting the total volume of transactions, payments or their monetary value processed by Citibank under its commission settlement programs and services.


                 (g) All notices which this Agreement specifically requires to be given in writing, but excluding those notices specifically required under the Procedures, shall be sent to the parties at the following addresses:

             If to Client:        The Hotel Clearing Corporation
                                  ----------------------------------
                                  3811 Turtle Creek Blvd Suite 1910
                                  ----------------------------------
                                  Dallas, TX  75219
                                  ----------------------------------
                                  Attention:  John F. Davis
                                             -----------------------



             If to Citibank:      Citibank, N.A. (New York)
                                  c/o Citicorp Global Cash Management Services
                                  8430 West Bryn Mawr Avenue
                                  Chicago, Illinois 60631
                                  Attention:  World Travel Payment Product
                                              Director


         Either party may elect to change their address listed above by sending written notice of the new address to the other party. All notices sent pursuant to this paragraph shall be effective upon receipt by their addressee except that notices sent via courier shall be deemed received and effective the first business day following dispatch and notices sent via registered mail shall be deemed received and effective on the third business day following dispatch.

                 (h) Commencing upon live usage of the Program by Client. Client shall instruct Citibank to have Commission Payments sent (excluding those Commission Payments which are subsequently canceled or stopped pursuant to this Agreement) for which Citibank shall have been properly paid, and which relate to the payment of travel agency commissions for a period of three (3) years. The period of time from the commencement of live usage of the Program until Client's satisfaction of the foregoing obligation shall be referred to in this Agreement as the "Commitment Period". During the Commitment Period, Client shall not use any third party to send Commission Payments to any travel agency located outside of the United States or its territories. The Commitment Period shall automatically renew for additional one (1) year periods. unless either parry advises the other of its intent not to renew at least ninety (90) days prior to the expiration of the initial Commitment Period or any subsequent Commitment Period.

         16. Effective Date. This Agreement will become effective and binding upon the parties on the date Citibank accepts this Agreement. Citibank shall use its best efforts to commence providing the Program to Client as soon as possible provided however Citibank shall have no obligation to commence providing the Program sooner than six (6) months after the Procedures are finally agreed upon pursuant to Paragraph 15(a) above.




THE HOTEL CLEARING                            Accepted this 12 day of
CORPORATION                                   December, 1991.

By:  /s/ JOHN F. DAVIS, III                   CITIBANK, N.A. (NEW YORK)
    ------------------------------
         [Authorized Signature]

                                              By: /s/ MARK MACKENZIE
                                                 -----------------------------
Print Name                                            [Authorized Signature]
and Title: John F. Davis, III
          -------------------------
           President                          Printed Name:
                                              and Title: Mark Mackenzie
                                                        ----------------------
                                                         Vice President
                                                         Citibank, N. A.

     CITIBANKS SALES AND MARKETING REPRESENTATIVES DO NOT HAVE AUTHORITY
                              TO BIND CITIBANK.

                                  EXHIBIT "A"



                                 Client Profile



         This document sets forth certain specifications of the World Travel Payment Travel Agency Commission Settlement Program ("Program") which Citibank, N.A. (New York) ("Citibank") will provide for THE HOTEL CLEARING CORPORATION ("Client").

1.       Remitting Currency: U.S. Dollars

2.       Payment Cycle: Monthly

3.       Cut-off Day:
                     --------------------------------------------------

4. Client shall pay Citibank a Transaction Fee for each Chargeable Transaction processed by Citibank pursuant to this Agreement. Such Transaction Fee shall be the greater of (i) US $0.30 for each Chargeable Transaction or (ii) US $3.00 for each statement sent to a travel agency detailing the items to which the Commission Payment applies in accordance with the Procedures ("Settlement Statement"). For purposes of this calculation, a "Chargeable Transaction" shall refer to a hotel reservation for which a Commission Payment is due to a travel agency and which is reported on a Settlement Statement sent by Citibank to the travel agency pursuant to this Agreement, including any adjustments which result in a change in the amount of the Commission Payment. "Chargeable Transactions" shall not include No Shows, Cancellations or Non-Commissionable Stays, as such terms are defined in the Procedures. Client shall pay Transaction Fees with its remittance for the corresponding Commission Payments.

5.       Payment Fee: N/A

         Check (X) one of these boxes to show how Citibank will collect this
Fee:

                 [X]         Client will pay separately each month upon
                             invoice.
                 [ ]         Citibank will charge the beneficiary.
                 [ ]         Citibank will charge Client's Owner/Operator/
                             Franchisor/Licensor.


6. Method of Payment: Wire (If ACH Debit, Client must provide proper ACH Debit Authorizations)

7.       Adjustment Date: December 31, 1992



         Client's Initials                         Citibank's initials

         [ILLEGIBLE]                               [ILLEGIBLE]
         -------------------------                 -------------------------